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                                                                     Exhibit 5.1



                                  June 9, 1999




Beyond.com Corporation
3200 Patrick Henry Drive
Santa Clara, California 95054

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-3 filed by Beyond.com Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission on June 9, 2000 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of up to 224,878 shares of the Company's common stock, $.001 par value (the "Stock"), being offered by certain selling stockholders specified therein (the "Selling Stockholders").

        As counsel to the Company, we have examined the proceedings taken by the Company and the Selling Stockholders in connection with the sale by the Selling Stockholders of up to 224,878 shares of Stock.

        It is our opinion that the 224,878 shares of Stock that may be sold are legally and validly issued, fully paid and nonassessable. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

                                       Very truly yours,

                                       /s/ Morrison & Foerster LLP